Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Sustainable Development Acquisition I Corp. (the “Company”) on Form S-1 of our report dated December 30, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Sustainable Development Acquisition I Corp. as of December 18, 2020 and for the period from December 16, 2020 (inception) through December 18, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
January 15, 2021